Exhibit 15.1

eHi Car Services Limited

Unit 12/F, Building No.5

Guosheng Center

388 Daduhe Road

Shanghai 200062

People's Republic of China

30 April 2018

Dear Sir

eHi Car Services Limited

We have acted as legal advisers as to the laws of the Cayman Islands to eHi Car Services Limited, an exempted company with limited liability incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2017.

We hereby consent to the reference of our name under the heading "Item 10. Additional Information E. Taxation – Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP